SUB-ITEM 77Q3



DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 04/30/2006
FILE NUMBER 811-08697
SERIES NO.: 3



74U.  1.  Number of shares outstanding
          Class A          3,528
      2.  Number of shares outstanding of a second class of open-end company shares
          Class B          3,551
          Class C          1,047


74V.  1.  Net asset value per share (to nearest cent)
          Class A         $ 9.13
      2. Net asset value per share of a second class of open-end company shares (to nearest cent)
          Class B         $ 8.77
          Class C         $ 8.77